Exhibit 10.2
6290 Sequence Drive∙ San Diego, CA 92121
858/768-3600 main ∙ 858/546-2411 confidential fax

June 13, 2012
Revised August 30, 2012

Mr. Charlie Lesko

Dear Charlie:

Entropic Communications, Inc. (the “Company”) is pleased to offer you employment on the terms set forth below.

1.	Position. You will serve in a full-time capacity of Senior Vice President, Global Sales reporting to Patrick Henry, CEO and President.

2.	Salary. You will be paid at a semi-monthly rate of $12,083.34 (or $290,000.16 annualized) payable in accordance with the Company's standard payroll practices.

3.
Incentive Bonus.* You will be eligible for an annual bonus of up to seventy (70%) of your eligible earnings based on achievement of certain performance objectives and in accordance with the Company's Management Bonus Plan. Your eligibility during the 2012 Performance Period which is January 1, 2012 through December 31, 2012, will begin the first of the quarter following your date of hire and your eligible earnings will be prorated accordingly. If your start date is on or before July 30, 2012, your eligibility will begin the first of the month following your date of hire. All bonus payments are made at the discretion of the Company.

4.
Equity Award. As an incentive to accept Entropic's offer of employment, subject to the approval of the Company's Board of Directors, you will receive an option to purchase 192,000 (one hundred ninety-two thousand) shares of the Company's Common Stock with an exercise price equal to fair market value on the date of the grant (“Stock Option Award”) and an award of a restricted stock unit consisting of 51,000 (fifty-one thousand) shares of the Company's common stock (“RSU Award”). Subject to your continued active employment, the Stock Option Award will vest over a four-year period with a 25% one-year cliff, in accordance with the standard option plan approved by the Board of Directors and the RSU Award will vest over a four-year period at a rate of 25% per year. The Stock Option Award and RSU Award will be granted and subject to the terms of the of the Company's Equity Incentive Plan in effect on the date of grant and the Company's standard award agreement in effect on the date of grant, which you will be required to sign/accept as a condition of receiving the award.

In addition, as a further incentive to accept Entropic's offer of employment, subject to the

*Entropic reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Entropic payroll at the time of each payment.

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approval of the Company's Board of Directors, you will receive an award of a restricted stock unit consisting of 30,000 (thirty thousand) shares of the Company's common stock (“Supplemental RSU Award”). The Supplemental RSU Award will vest over a two-year period at a rate of 50% following the anniversary of your first years of full-time employment and 50% following the anniversary of your second year of full-time employment, so long as you remain in "Continuous Service" in accordance with and as defined in the Plan during the period beginning with your date of hire and ending on such vesting date. The Supplemental RSU Award will be granted and subject to the terms of the of the Company's Equity Incentive Plan in effect on the date of grant and the Company's standard award agreement in effect on the date of grant, which you will be required to sign/accept as a condition of receiving the award.

5.
Commuting Assistance.  In this position will you are required to be in the Company's headquarters in San Diego, CA as needed. As such, the Company is prepared to assist you with the expenses relating to commuting from your principal place of residence in Miami or Atlanta to the San Diego, CA area (“Commuting Expenses”). Commuting Expenses are available up to an average of $3,000 (three thousand dollars) per calendar month and may include coach class airfare to and from your principal place of residence to San Diego, CA, housing or hotel costs, airport parking, and rental car costs when in San Diego. The average will be measured over a 3 month period. The Company will provide Commuting Assistance according to the terms and conditions detailed in the Commuting Agreement and Commuting Expense Guidelines, attached as EXHIBIT A.

6.
Employee Benefits. As a regular full-time employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits in accordance with the terms of the Company's benefit plans. In addition, you will be entitled to paid time off in accordance with the Company's policy. The Company reserves the right to change or eliminate these benefits on a prospective basis at any time.

7.
Legal Proof of Identity & Authorization to Work. As required by law, your employment with the Company is contingent upon your providing legal proof of your identify and authorization to work in the United States within three (3) days of the beginning of your employment.

8.
Reference and Background Checks. This offer and your employment are contingent upon reference and background checks and the satisfactory completion of both. The reference checks have been completed to the Company's satisfaction; the background check shall be completed following offer acceptance and upon receipt of the requisite personal information and a signed release form.

9.
Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Employee Innovations and Proprietary Rights Assignment Agreement in the form attached hereto as EXHIBIT B.

*Entropic reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Entropic payroll at the time of each payment.

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10.	Change of Control Agreement. The Company will enter into a Change of Control Agreement with you substantially in the form attached hereto as EXHIBIT C.

11.
At Will Employment. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company with Board of Directors' approval.

12.
Outside Activities. During your employment with the Company, you must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. Such work shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder (holding more than 1% of an entity's outstanding shares), volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during your employment with the Company, as may be determined by the Company in its sole discretion. If the Company believes such a conflict exists, the Company may ask you to choose to discontinue the other work or resign employment with the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company, or in hiring any employees from the Company.

13.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

14.
Entire Agreement. This letter and the Exhibits attached hereto contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

15.
Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

16.
Expense Reimbursement. The Company shall promptly reimburse you for all actual and reasonable business expenses incurred by you in connection with your employment, including, without limitation, expenditures for entertainment, travel, or other expenses, providing that (i) the expenditures are of a nature qualifying them as legitimate business expenses, and (ii) you furnish to the Company adequate records and other documentary evidence reasonably required by the Company to substantiate the expenditures.

17.	Dispute Resolution. In the event of any dispute or claim relating to or arising out of the employment relationship between you and the Company, you and the Company agree

*Entropic reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Entropic payroll at the time of each payment.

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that all such disputes shall be fully and finally resolved by binding arbitration, paid for by the Company, before JAMS under its then-existing rules for the resolution of employment disputes. The exclusive venue for the arbitration shall be San Diego, California. Any arbitration award may be entered in any court having competent jurisdiction. The prevailing party in any arbitration shall be entitled to an award of his or its reasonable attorney's fees and expert witness costs in addition to any other relief awarded by the trier of fact.

18.
Severability. If any provision of this letter agreement shall be invalid or unenforceable, in whole or in part, the provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this letter agreement, as the case may require, and this letter agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated in this letter agreement as so modified or restricted, or as if the provision had not been originally incorporated in this letter agreement, as the case may be.

19.	Headings. Section headings in this letter agreement are for convenience only and shall be given no effect in the construction or interpretation of this letter agreement.

20.
Notice. All notices made pursuant to this letter agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of the Company if you are giving notice to the Company and to your residence if the Company is giving you notice.

21.	Mitigation. You shall not have a duty to mitigate any breach by the Company of this Agreement.

Charlie, we hope that you find the foregoing terms acceptable and look forward to your acceptance of our offer and the commencement of your employment with the Company. This offer will remain valid until the close of business on June 20, 2012 with an expected start date on or before July 30, 2012. In the event you are unable to start by July 30, 2012 the Company has the right to terminate this offer. If the terms are agreeable, please sign, date and return a copy of this letter indicating your acceptance. By signing this Offer Letter you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company and you accept each term and condition in this Offer Letter and attached Exhibit(s).

If you have questions or wish to discuss things further, please don't hesitate to contact me at 858.768.3838.

Sincerely,

/s/ Suzanne Zoumaras

Suzanne Zoumaras
Senior Vice President, Global Human Resources

*Entropic reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Entropic payroll at the time of each payment.

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I have read and accept this employment offer:

By:    _____/s/ Charlie Lesko________________ ______9/14/12_____
Charlie Lesko                Dated

Anticipated Start Date: _____July 23rd, 2012_________

*Entropic reserves the right to review all compensation plans and make changes, additions, and/or deletions at any time. To be eligible to receive any payment you must be on the active Entropic payroll at the time of each payment.

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EXHIBIT A
Commuting Agreement and Commuting Expense Guidelines
COMMUTING AGREEMENT

Date: June 13, 2012

Whereas Entropic Communications, Incorporated ("Entropic" or “Company”) wishes to offer employment to Mr. Charlie Lesko ("Candidate"), and such employment requires Candidate to commute from his principal place of residence in Miami or Atlanta to Entropic's headquarters in San Diego, CA, Entropic and Candidate have entered into the following Commuting Agreement (“Agreement”).

1.
Entropic has offered Candidate Commuting Assistance described in the Offer Letter dated June 13, 2012 or any subsequent revisions, and in detail in the Commuting Expense Guidelines, subject to Candidate's agreement to Candidate's obligations under this Agreement.

2.	The Company and Candidate agree that the amount available to Candidate for Commuting Expenses may not exceed $3,000 (three thousand dollars) per calendar month.

3.	Early Departure Liability.

3.1.
If Candidate (i) voluntarily terminates active, continuous, full-time employment (“Continuous Service” as defined below) with the Company without the express prior written consent of the Company's Chief Executive Officer or (ii) Company terminates Candidate's employment with the Company for Cause (as defined below) prior to 30 (thirty) months of Continuous Service to the Company (the “Initial Repayment Period”), Candidate shall have an obligation to repay 100% of the Commuting Assistance paid for on behalf of or reimbursed to the Candidate in the 12 (twelve) months prior to the date of termination. If Candidate's Continuous Service terminates for either reason (i) or (ii) after 30 (thirty) months of Continuous Service (or the equivalent) with the Company, Candidate will earn 100% of the Commuting Assistance and not have any obligation for repayment to the Company.

3.2.
Candidate promises to pay the amounts due as an “Early Departure Liability” to the order of the Company and deliver payment to the Company headquarters on or before the date on which Candidate's active employment with the Company terminates. In addition to the above promise to pay, Candidate hereby authorizes the Company to deduct, to the extent permitted by the law, the Early Departure Liability or a portion thereof from any wages or other monies that might be owed to Candidate (e.g., vacation pay, ESPP reimbursement, etc.) at the time of termination of Candidate's employment. In the event that the amount so deducted from Candidate's wages is insufficient to pay the entire balance of the Liability, Candidate hereby promises to pay that amount of the Early Departure Liability remaining after such deduction has been made in lawful money of the United States in one payment on or before the date on which Candidate's employment with the Company terminates. Candidate further agrees that the failure of the Company to deduct the Early Departure Liability, or any portion thereof, from all or a portion of the wages due and owing to Candidate at the date of Candidate's termination shall not constitute a waiver of the Company's right to enforce the terms of this Agreement at law or in equity.

4.	General Provisions.

4.1.
Modification/No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any election shall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way effect the validity of this Agreement.

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The exercise by any party of any of its rights or any of its elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

4.2.
Notice. Any notice to be given to the Entropic under the terms of this Agreement shall be addressed to Entropic, to the attention of the Chief Executive Officer, at the address of its executive office effective at the time of the notice. Any notice to be given to Candidate shall be addressed to him at the residence address last designated by the Candidate to the Company in writing. Any notice shall be deemed duly given when personally delivered or five (5) days after deposit in U.S. mail by registered or certified mail, postage prepaid, as provided herein.

4.3.
Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

4.4.
Successors and Assigns. Neither Candidate nor the Company may assign this Agreement without the prior written consent of the other. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and Candidate's rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

4.5.
Entire Agreement. This Agreement and the terms of the Offer Letter (including the Commuting Expense Guidelines) supersede all prior agreements and understandings between the parties, oral or written. In the event of a conflict between the terms of this Agreement, the Commuting Expense Guideline and the Offer Letter, the terms of this Agreement shall take precedence. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

4.6.
Choice of Law. This Agreement shall be governed by and interpreted and constructed in accordance with the internal laws of the State of California, without regard to principles of conflict of laws, and shall be binding upon the parties hereto in the United States and worldwide.

4.7.
Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

5.	Definitions.

5.1.
Cause. For the purposes of this Agreement, “Cause” shall mean only (a) Candidate's theft, dishonesty or falsification of any Company documents or records; (b) Candidate's improper use or disclosure of any confidential or proprietary information of the Company; (c) repeated negligence in the performance of Candidate's duties; (d) Candidate's breach of Candidate's fiduciary duty to the Company by unlawfully competing with the Company in violation of the Outside Activity clause of the Offer Letter; or (e) Candidate's conviction (or plea of guilty or nolo contendere) for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude. Notwithstanding the above, the Company may not terminate Candidate's employment for Cause unless the Company has first given Candidate written notice of the offending conduct and a thirty (30)-day opportunity to cure such conduct.  Candidate's resignation at the request of the Chief Executive Officer or the Board of Directors for reasons other than Cause shall be deemed involuntary termination by the Company without Cause.

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5.2.
Continuous Service. For the purposes of this Agreement, “Continuous Service” is defined as active, full-time employment, excluding time off for holidays and standard paid time off, for a defined period beginning on Candidate's date of hire. In the event that there is less than Continuous Service, the Repayment Period(s) will be extended to the period of time that would be the equivalent of the Repayment Period had the Candidate been in Continuous Service. As an example, if Candidate's employment is not full-time or Candidate is not an active employee during any portion of a Repayment Period, the Repayment Period will extend by the number of days Candidate was not working full-time or was inactive.

5.3.
Repayment Period(s). For the purposes of this Agreement, “Repayment Period(s)” is defined as a period of time beginning with the date of hire and assumes Continuous Service, during which the Candidate is obligated to repay the Company for Relocation or Commuting Expenses if the Candidate terminates employment as defined in Section 3 above.

Entropic Communications, Incorporated:

By:    ____/s/ Suzanne Zoumaras___________ Title: Senior Vice President, Human Resources
Suzanne Zoumaras

Candidate: Charlie Lesko

_____/s/ Charlie Lesko_________________    ________7/10/12_________________________
Signature                    Date

__________________________________    _______________________________________
Street Address                    City, State, Zip Code

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Commuting Expense Guideline

Employee:    Charlie Lesko (“Candidate”)
Date:        June 13, 2012

Revised: August 30, 2012

Entropic Communications, Inc. (“Entropic” or “Company”) has offered to provide Commuting Assistance as described in Candidate's Offer Letter, detailed herein and subject to the terms and conditions of the Commuting Agreement. This document is intended to provide guidelines for allowable Commuting Assistance expenses.

Commuting Expenses. The Company will reimburse you for allowable expenses related to your commute from your principal place of residence to your worksite at the Company's headquarters in San Diego, CA. Commuting Expenses may include expenses for the following not to exceed an average of $3,000 per calendar month:

•	Coach air fare to/from your principal place of residence in Miami or Atlanta to San Diego not to exceed one round trip per week.

•	Temporary housing, residential lease or hotel stays while in San Diego for work purposes; hotel charges may not exceed $225.00 per night.

•	Rental car while in San Diego for work purposes (not available if reimbursed for mileage).

•	Airport parking costs or car/shuttle service to/from airport.

Commuting Expenses, as defined above, shall be available to Candidate until Candidate (i) relocates his principal place of residence to within 75 miles of the San Diego, CA area, (ii) ceases employment with the Company for any reason, (iii) during any periods of inactive employment or (iv) Candidate's worksite is re-assigned and commuting is no longer required by the Company. Commuting Expenses shall be treated as business expenses for the purposes of taxation, so long as they are within the terms defined above, continue to be eligible business expenses as defined by the IRS and comply with all Company travel and expense policies.

General Terms and Conditions for Commuting Assistance Reimbursement

•	Receipts or other supporting documentation are required for reimbursement of all Commuting Expenses.

•	All expenses must be reasonable and receipts must be submitted within sixty (60) days of being incurred or may be rejected.

•
If Candidate meets the terms under the Internal Revenue Service Section 217, all payments on behalf of Candidate or reimbursements to Candidate for Commuting Assistance which qualify, by applicable law, for exclusion from income taxes shall be treated as such. Any Commuting Assistance paid for on behalf of Candidate or reimburse to Candidate which, by applicable law, are not excludible will be reported as taxed and reported as taxable income to Candidate and Candidate shall be responsible for payment of all applicable income tax due.

•
The Company recommends consulting a tax advisor for advice regarding the tax impact of relocation expense reimbursements. The Company takes no responsibility for the Candidate's individual tax situation or the payment of taxes due on taxable relocation amounts.

•	All Commuting Assistance payments are subject to the execution of a Commuting Agreement.

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EXHIBIT B
Form of Employee Innovations and Proprietary Rights Assignment Agreement
EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS
ASSIGNMENT AGREEMENT

This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by Entropic Communications, Inc. (“Company”). In return for my new or continued employment by Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:
1.Prior Work. All previous work done by me for Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Company is the property of Company, and I hereby assign to Company all of my right, title and interest in and to such previous work.
2.Proprietary Information. My employment creates a relationship of confidence and trust between Company and me with respect to any information:
(a)Applicable to the business of Company; or
(b)Applicable to the business of any client or customer of Company, which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.
All such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non‑technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know‑how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company's business.
3.Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, Company's assigns, and Company's customers, and Company, Company's assigns and Company's customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. I hereby do and will assign to Company all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my employment by Company and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company.
4.Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Company shall remain the property of Company. Upon termination of my employment, or at any time on the request of Company before termination, I will promptly (but no later than fifteen (15) days after the earlier of my employment's termination or Company's request) destroy or deliver to Company, at Company's option, (a) all materials furnished to me by Company, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to Company's business, and (c) written certification of my compliance with my obligations under this sentence.
5.Innovations. As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.
6.Disclosure of Prior Innovations. I have identified on Exhibit A (“Prior Innovations”) attached hereto all Innovations, applicable to the business of Company or relating in any way to Company's business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the “Prior Innovations”), and I represent that such list is complete. I represent that I have no rights in any such Innovations other than those Prior Innovations specified in Exhibit A (“Prior Innovations”). If there is no such list on Exhibit A (“Prior Innovations”), I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement.
7.Assignment of Innovations; License of Prior Innovations. I hereby agree promptly to disclose and describe to Company, and I hereby do and will assign to Company or Company's designee my entire right, title, and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company's business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company's time or with the use of any of Company's equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for Company, and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with Company, which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the “Company Innovations”). To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can be neither assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company's successors in interest to such non-assignable and non-licensable rights. I hereby grant to Company or Company's designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any Company Innovations. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company's prior written consent.
8.Cooperation in Perfecting Rights to Proprietary Information and Innovations.
(a)I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist Company, at Company's expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.
(b)In the event that Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint Company and Company's duly authorized officers and agents as my agents and attorneys‑in‑fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.
9.No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.
10.Survival. This Agreement (i) shall survive my employment by Company; (ii) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason; (iii) inures to the benefit of successors and assigns of Company; and (iv) is binding upon my heirs and legal representatives.
11.Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Invention to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B (“Limited Exclusion Notification”) and agree that my signature acknowledges receipt of the notification.
12.No Solicitation. During the term of my employment with Company and for a period of two (2) years thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.
13.Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).
14.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company's records or such other address as

I may specify in writing. Notices to Company shall be sent to Company's Human Resources Department or to such other address as Company may specify in writing.
15.Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.
16.Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
17.Waiver; Amendment; Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.
18.Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.
I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

COMPANY:	EMPLOYEE:
Entropic Communications, Inc.
By: ______/s/ Suzanne Zoumaras_______	By: ________/s/ Charles F. Lesko________
Title: _____SVP, Human Resources_____	Printed Name: ___Charles F. Lesko_______
Dated: ____July 13, 2012______________	Dated: ____7/10/12____________________

EXHIBIT A

PRIOR INVENTIONS

☑ Check this box if no prior inventions

I attest this is true and accurate:

By: /s/ Charles F. Lesko Signature Printed Name: Charles F. Lesko
Date: 7/10/12

EXHIBIT B

LIMITED EXCLUSION NOTIFICATION

THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company's equipment, supplies, facilities or trade secret information except for those inventions that either:
1.Relate at the time of conception or reduction to practice of the invention to Company's business, or actual or demonstrably anticipated research or development of Company; or
2.Result from any work performed by you for Company.
To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.
This limited exclusion does not apply to any patent or invention covered by a contract between Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	/s/ Charles F. Lesko
Signature
Charles F. Lesko
Printed Name of Employee
Date:	7/10/12

EXHIBIT C

CHANGE OF CONTROL AGREEMENT
This Change of Control Agreement (the “Agreement”) is made effective as of July, 23, 2012 (the “Effective Date”) between Entropic Communications, Inc. (“Entropic”), and Charlie Lesko (“Employee”), subject to the approval of the Entropic Board of Directors.
RECITALS
A.    Employee is employed as the Senior Vice President, Global Sales.
B.    Employee and Entropic desire to memorialize in writing their understanding regarding severance payments and vesting acceleration of stock options and/or other equity arrangements, including shares of restricted stock subject to repurchase options or other restrictions, in the event of a Change of Control.
C.    Employee and Entropic acknowledge that this Agreement constitutes the entire agreement between the parties relating to severance benefits upon change of control and supersedes any and all other agreements, either oral or in writing, between Employee and Entropic and all other subsidiaries or affiliates of Entropic with respect to the matters discussed herein.
AGREEMENT
In consideration of the promises and of the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties do hereby agree as follows:
1.Effect of Certain Terminations after Change of Control.
1.1    Severance Package. If within one (1) year after a Change of Control (as that term is defined below) Employee's employment is terminated without “Cause,” or Employee resigns for “Good Reason,” then Entropic will provide Employee with the following “Severance Package,” provided Employee complies with the conditions set forth in section 1.2 below: (i) Employee will receive a severance payment equal to twelve (12) months of Employee's Base Salary (as defined below), payable in a single lump sum within ten (10) days following the effective date of the release of claims required by Section 1.2 below, subject to applicable tax withholdings; (ii) Entropic will continue to provide Employee with health, dental and vision benefits by paying Employee's Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premiums directly to the COBRA administrator for six (6) months following the date of Employee's termination, provided that Employee elects to continue and remain eligible for these benefits under COBRA; (iii) expiration of the repayment obligation for any relocation or commuting assistance expenses paid to Employee; and (iv) immediate and accelerated vesting of all stock options and other equity arrangements subject to vesting, and release of any

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repurchase options in favor of Entropic on shares of restricted stock that would otherwise be regularly scheduled to vest or be released, as applicable, within twenty-four (24) months following Employee's termination without Cause or voluntary resignation for Good Reason, to the extent permissible by law. For purposes of clarification, if a stock option or other equity arrangement is subject to performance- or milestone-based vesting or if the release of any repurchase option in favor of Entropic on shares of restricted stock is performance- or milestone-based, such performance measure or milestone shall be deemed satisfied pursuant to clause (iii) above if absent such acceleration provision, in order for such vesting or release to occur such performance measure or milestone was required to be satisfied within no later than twenty-four (24) months following Employee's termination without Cause or voluntary resignation for Good Reason. Moreover, the acceleration of vesting provision set forth in this section 1.1 is notwithstanding and in addition to any existing vesting provisions set forth in Entropic's equity incentive plans or any agreements or grant notices thereunder. “Base Salary” shall mean Employee's monthly base salary in effect immediately prior to the Employee's date of termination (including without limitation any compensation that is deferred by Employee into an Entropic-sponsored retirement or deferred compensation plan, exclusive of any employee matching contributions by Entropic associated with any such retirement or deferred compensation plan and exclusive of any other Entropic contributions) and excludes all bonuses, commissions, expatriate premiums, fringe benefits (including without limitation car allowances), option grants, equity awards, employee benefits and other similar items of compensation. For purposes of the Severance Package, Base Salary shall be computed without regard to any reduction in Base Salary that would provide Employee the right to resign for Good Reason pursuant to Section 1.6(c).
1.2    Conditions to Receive Severance Package. The Severance Package described above will be paid provided Employee meets the following conditions: (a) Employee complies with all surviving provisions of any confidentiality or proprietary rights agreement signed by Employee; and (b) promptly following the Employee's date of termination (but not more than forty-five (45) days after the Employee's employment is terminated) Employee executes a full general release, in a form acceptable to Entropic, releasing all claims, known or unknown, that Employee may have against Entropic, and any subsidiary or related entity, their officers, directors, employees and agents, arising out of or any way related to Employee's employment or termination of employment with Entropic, and permits such release to become effective in accordance with its terms.
1.3    280G. Notwithstanding Section 1.1 above, if it is determined that the amounts payable to Employee under this Agreement, when considered together with any other amounts payable to Employee as a result of a Change of Control (collectively, the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee's

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receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; reduction of accelerated vesting of stock options; reduction of employee benefits. In the event that acceleration of vesting of stock option compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee's stock options (i.e., earliest granted stock option cancelled last).
The accounting firm engaged by Entropic for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by Entropic is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Entropic shall appoint a nationally recognized accounting firm to make the determinations required hereunder. Entropic shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employee and Entropic within fifteen (15) calendar days after the date on which Employee's right to a Payment is triggered (if requested at that time by Employee or Entropic) or such other time as requested by Employee or Entropic. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employee and Entropic with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employee and Entropic, except as set forth below.
If, notwithstanding any reduction described in this Section 1.3, the IRS determines that Employee is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then Employee shall be obligated to pay back to Entropic, within thirty (30) days after a final IRS determination or in the event that Employee challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to Entropic so that Employee's net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in Employee's net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, Employee shall pay the Excise Tax.
Notwithstanding any either provision of this Section 1.3, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that Employee is liable for the Excise Tax, the payment of which would result in the maximization of Employee's net after-tax proceeds (calculated as if Employee's benefits had not previously been reduced), and (iii) Employee pays the Excise Tax, then Entropic shall pay to Employee those benefits

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which were reduced pursuant to this section contemporaneously or as soon as administratively possible after Employee pays the Excise Tax so that Employee's net after-tax proceeds with respect to the payment of benefits is maximized.
1.4    Change of Control. A “Change of Control” means: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of Entropic of more than fifty percent (50%) of the voting stock of Entropic; (ii) a merger or consolidation in which Entropic is a party after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the surviving entity; (iii) the sale, exchange, or transfer of all or substantially all of the assets of Entropic after which the stockholders of Entropic immediately prior to such transaction hold less than fifty percent (50%) of the voting securities of the corporation or other business entity to which the assets of Entropic were transferred; or (iv) a liquidation or dissolution of Entropic.
1.5    Termination for “Cause.” For purposes of this Agreement, a termination for “Cause” occurs if Employee is terminated for any of the following reasons: (i) conviction of, or plea of nolo contendere to, a felony; (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of Entropic; (iii) termination consistent with the provisions and procedures of Entropic's drug policy; (iv) continued neglect of Employee's duties in connection with Employee's employment by Entropic (not due to a physical or mental illness), which continues for at least ten (10) days after written notice of demand for compliance is delivered to Employee by Entropic, which demand identifies the manner in which Entropic believes that Employee has not performed such duties and the steps required to cure such failure to perform; or (v) intentional and willful engagement in misconduct which is materially injurious to Entropic.
Notwithstanding the foregoing clause (iv), Employee may not be terminated for Cause as a result of his failure or inability to perform assigned duties which are substantially inconsistent with his duties and responsibilities in effect during the year preceding the Change of Control (or such shorter period of time as Employee was employed by Entropic).
Notwithstanding the foregoing clauses, Employee's employment shall not be deemed to be terminated for Cause, and no other action shall be taken by Entropic which is adverse to Employee hereunder unless and until there shall have been delivered to Employee a copy of a statement of the basis for Cause, signed and approved by an officer of Entropic.
1.6    Voluntary Resignation for “Good Reason.” After a Change of Control, Employee may resign for “Good Reason” upon the occurrence of any of the following conditions without the Employee's consent; provided however, that any resignation by the Employee due to any of the following conditions shall only be deemed for Good Reason if: (i) the Employee gives the Company written notice of the intent to resign for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Employee believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Employee; and (iii) Employee actually resigns employment within the first ninety (90) days after expiration of the Cure Period:

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(a)    the assignment to Employee of any duties, or any limitation of Employee's authority or responsibilities, substantially inconsistent with her positions, duties, responsibilities and status with Entropic immediately prior to the date of the Change of Control, which includes, but is not limited to a change in position such that Employee is not the Senior Vice President, Global Sales or the equivalent thereof of the surviving entity in such Change of Control or the parent corporation of such surviving entity in the event the surviving entity is a wholly owned subsidiary of a parent corporation that is the operating entity; provided, however, that in each case such condition shall only constitute Good Reason where such condition also constitutes a material reduction of Employee's authority, duties or responsibilities as in effect immediately prior to the Change of Control,
(b)    the relocation of the principal place of Employee's service with Entropic to a location that is more than fifty (50) miles from Employee's principal place of service with Entropic immediately prior to the date of the Change of Control that requires a one-way increase in Employee's driving distance of at least thirty (30) miles,
(c)    any material reduction by Entropic of Employee's base salary in effect immediately prior to the date of the Change of Control (unless reductions comparable in amount and duration are concurrently made for all other employees of Entropic with responsibilities, organizational level and title comparable to Employee), or
(d)    any failure by Entropic to continue to provide Employee with the opportunity to participate in any material benefit or compensation plans and programs in which Employee was participating immediately prior to the date of the Change of Control, or their equivalent, which failure constitutes a material reduction in Employee's base compensation.
1.7    Payment Upon Death or Disability. Neither death nor disability shall affect Entropic's obligations hereunder, provided however that neither death nor disability shall be deemed to be Cause for termination. If within one (1) year following a Change of Control the Employee's employment with Entropic terminates due to the Employee's death or “Complete Disability,” as defined below, Employee (or Employee's beneficiaries or estate, as applicable) shall be eligible to receive the Severance Package in Section 1.1, subject to satisfaction of the conditions in Section 1.2 by Employee or Employee's beneficiaries or estate, as applicable. For purposes of eligibility to receive the Severance Package, “Complete Disability” means Employee is prevented from performing Employee's duties of employment with the Company by reason of any physical or mental incapacity that results in Employee's satisfaction of all requirements necessary to receive benefits under the Company's long-term disability plan due to a total disability.
1.8    Application of Code Section 409A. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance benefits shall not commence until Employee has a “separation from service” for purposes of Section 409A. The severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(5). However, if such exemptions are not available and

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Employee is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after Employee's separation from service, or (ii) Employee's death.
2.At-Will Employment. Employee acknowledges that Employee continues as an at-will employee and agrees that nothing in this Agreement is intended to or should be construed to contradict, modify or alter Employee's at-will employment relationship with Entropic.
3.No Other Severance Benefits. Employee acknowledges and agrees that the Severance Package provided pursuant to this Agreement is in lieu of any other severance benefits to which Employee may be eligible under any other agreement and/or Entropic severance plan or practice. Employee and Entropic further acknowledge that this Agreement constitutes the entire agreement between the parties relating to severance benefits upon change of control and supersedes any and all other agreements, either oral or in writing, between Employee and Entropic and all other subsidiaries or affiliates of Entropic with respect to the matters discussed herein, including but not limited to the Prior Agreement. Notwithstanding the foregoing, this Agreement shall not supersede the vesting acceleration provisions included in Entropic's equity incentive plans or any other provisions of Employee's equity award agreements or the Company's equity incentive plans that are more beneficial to Employee than this Agreement.
4.Certain Reductions. To the extent that any federal, state or local laws, including, without limitation the Worker Adjustment Retraining Notification Act, or any similar state statute, require Entropic to give advance notice or make a payment of any kind to Employee because of Employee's involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, change of control, or any other similar event or reason, the benefits payable under this Agreement shall either be reduced or eliminated by such required payments or notice. The benefits provided under this Agreement are intended to satisfy any and all statutory obligations that may arise out of Employee's involuntary termination of employment for the foregoing reasons.
5.General Provisions.
5.1    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.
5.2    Successors and Assigns. The rights and obligations of Entropic under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Entropic. Employee shall not be entitled to assign any of his rights or obligations under this Agreement, other than to his or her estate as provided in section 1.7.
5.3    Applicable Law. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the United States of America and the State of California. Each of the parties irrevocably consents to the exclusive jurisdiction of the

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federal and state courts located in San Diego, California, as applicable, for any matter arising out of or relating to this Agreement.
5.4    Amendments. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in subsequent writing and signed by the parties thereto.
5.5    Headings. Section headings are for convenience only and shall be given no effect in the construction or interpretation of this Agreement.
5.6    Notice. All notices made pursuant to this Agreement, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the principal place of business of Entropic or to Employee's residence, as applicable.
5.7    Entry Into This Agreement. This Agreement may be entered into by facsimile and in counterparts, all of which taken together shall be one agreement.
In Witness Whereof, the parties hereto execute this Agreement, effective as of the Effective Date.

EMPLOYEE:	ENTROPIC COMMUNICATIONS, INC.
/s/ Charlie Lesko	By: /s/ Suzanne Zoumaras
Charlie Lesko	Suzanne Zoumaras Senior Vice President, Global Human Resources

Address: ________________________________ __________________	Address: 6290 Sequence Drive San Diego, California 92121

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AMENDMENT NO. 1
TO OFFER LETTER
DATED AUGUST 30, 2012
BETWEEN CHARLIE LESKO
and
ENTROPIC COMMUNICATIONS, INC.

This Amendment No. 1 to the Offer Letter dated August 30, 2012 between Entropic Communications, Inc. (the “Company”) having offices at 6290 Sequence Drive, San Diego, CA 92121 and Charlie Lesko (“Employee”) is entered into on this 30th day of April 2013 (“Amendment Date”).

WHEREAS, the Company and Employee have entered into an “at will” employment arrangement based on the framework detailed in the Offer Letter and Exhibits dated August 30, 2012.

WHEREAS, paragraph 5 of the Offer Letter describes Employee's eligibility for reimbursement of Commuting Expenses and refers to Exhibit A - Commuting Agreement, for additional terms and conditions pertaining to Commuting Expense reimbursement.

NOW, THEREFORE, the parties hereto agree to amend Exhibit A to the Offer Letter, the Commuting Agreement, as follows:

1.Paragraph 3.1 & 3.2: Early Departure Liability. This section shall be struck and there shall be no early departure liability.

IN WITNESS THEREOF, the parties have executed this Amendment No. 1 to the Offer Letter and Commuting Agreement effective as of the Amendment Date first written above.

“Company”             ENTROPIC COMMUNICATIONS, INC.

By:    ___/s/ Suzanne Zoumaras_______________________
Suzanne Zoumaras
Senior Vice President, Global Human Resources

“Employee”
By:     ____/s/ Charlie Lesko___________________________
Charlie Lesko